EXHIBIT 99.1

[PLAYBOY ENTERPRISES, INC. LOGO]

FOR IMMEDIATE RELEASE	Investor Contact:
Martha Lindeman 312-373-2430 Media Contact: Angela De Paul 312-373-2447

PLAYBOY REPORTS SUBSTANTIALLY IMPROVED RESULTS

Company Raises Full-Year Operating Income Projection;Online
Group Reports First Quarter of Profitability

CHICAGO, Wednesday, May 7, 2003 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today announced net income for the first quarter ended March 31, 2003, of $0.6 million, or $0.02 per basic and diluted share, compared to a net loss in the prior year quarter of $9.4 million, or $0.38 per basic and diluted share. The 2002 quarter included a $5.8 million non-cash income tax charge related to the adoption of FAS 142. The results reflected the Online Group’s swing from an operating loss to an operating profit, improved Licensing and Publishing results, and continued solid Entertainment Group performance. Operating income for the 2003 first quarter rose more than fourfold to $9.5 million from $2.2 million in the first quarter of last year. Revenues totaled $74.3 million in this year’s quarter, up 12% from $66.1 million in the same quarter last year.

        Christie Hefner, chairman and chief executive officer, said: “Results for the quarter exceeded expectations as each of our business groups reported operating income. We are particularly pleased with the $4 million improvement in online results over last year’s first quarter as it underscores our expectations that the business will report an operating profit for the full year compared to an $8.9 million operating loss in 2002.

        “We are also excited about the editorial evolution now evident in Playboy magazine and are in the process of introducing those changes to the advertising community. The Playboy brand remains a powerful marketing vehicle, as is evidenced by the continued consumer enthusiasm for our licensed products as well as our television networks both here and overseas.

        “Given our strong first quarter performance and the outlook for continued positive results, particularly in our traditionally strong fourth quarter, we now believe that our 2003 operating profit will be approximately $22 million or 30% better than the projection that we made at the end of 2002 of doubling operating income,” Hefner said.

Entertainment
First quarter operating income for the Entertainment Group was $8.0 million in 2003 compared to $9.0 million last year. Revenues increased 8% to $33.2 million, due to the restructuring of our international TV operations in late 2002, which increased to 100% PEI’s ownership of 13 international networks and resulted in the consolidation of those operations into the Entertainment Group’s existing infrastructure. That increase was partially offset by a $1.4 million decline in worldwide home video revenues and an expected modest decline in domestic TV revenues, which were down 5% to $23.4 million in the 2003 first quarter compared to last year. Overall Entertainment Group operating margins declined principally as a result of the change in international TV from a licensing to an owner-operator business model.

Publishing
Lower manufacturing and editorial costs were primarily responsible for the improvement in Publishing Group results to an operating profit of $0.5 million in the 2003 first quarter compared to last year’s loss of $0.4 million. First quarter 2003 revenues were essentially flat at $26.6 million with Playboy magazine posting slightly lower advertising revenues. The company said that it also expects ad revenues to be down slightly in the second quarter, but up for the full year.

Online
The Online Group reported an operating profit of $0.3 million in the 2003 first quarter versus a $3.6 million operating loss in the prior year. The swing was due both to a 45% improvement in first quarter revenues to $9.2 million as well as expense reductions implemented last year. The Group’s largest revenue stream, subscriptions, more than doubled in the quarter to $4.1 million as the company benefited from a price increase for Playboy Cyber Club in the fourth quarter of 2002, as well as the introduction of new clubs, which contributed to a 35% growth in total subscribers. E-commerce revenues grew 33% in the 2003 first quarter compared to last year’s quarter primarily due to the timing of catalog mailings, while revenues from other sources were basically flat.

Licensing
For the first quarter, Licensing Group operating income rose to $3.6 million in 2003 from $0.8 million in the prior year quarter on revenues of $5.2 million, more than double last year’s $2.5 million. The quarter’s results included the sale of a Salvador Dali painting for $1.9 million. Revenues from the company’s international licensing program also increased significantly in this year’s first quarter.

Corporate Administration and Other
First quarter Corporate Administration and Promotion expenses declined 19% to $2.9 million in 2003 from $3.6 million last year in part reflecting the company’s continued focus on cost control measures. As a result of the March 2003 debt refinancing, the company recorded a charge of $3.3 million related to capitalized debt issuance expense, of which $2.9 million was non-cash.

Additional information regarding the first quarter earnings will be available on the earnings release conference call, which is being held today, May 7, 11:00 a.m. EDT/10:00 a.m. CDT, 1-888-331-0055 (for domestic callers) or +1-203-702-0707 (for international callers) and using the password: “Playboy.” The call also will be webcast. To listen to the call, visit www.peiinvestor.com and select the Investor Relations content section.

***

Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming via home video and DVD globally; licenses the Playboy and Spice trademarks internationally for a range of consumer products and services; and operates Playboy.com, a leading men’s lifestyle and entertainment Web site.

This release contains “forward-looking statements” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	foreign, national, state and local government regulation, actions or initiatives, including:

(a)	attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, video and online materials,

(b)	limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or

(c)	substantive changes in postal regulations or rates which could increase our postage and distribution costs;

(2)	risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;

(3)	changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

(4)	our ability to protect our trademarks, copyrights and other intellectual property;

(5)	risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials distributed;

(6)	the dilution from any potential issuance of additional common stock in connection with financings or acquisitions;

(7)	competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;

(8)	competition in the television, men’s magazine and Internet markets;

(9)	attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;

(10)	the television and Internet businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;

(11)	risks associated with losing access to transponders and competition for transponders and channel space;

(12)	any decline in our access to, and acceptance by, DTH and cable systems or any deterioration in the terms or cancellation of fee arrangements with operators of these systems;

(13)	risks that we may not realize the expected operating efficiencies, synergies, increased sales and profits and other benefits from acquisitions and the restructuring of our international TV joint ventures;

(14)	risks associated with the impact that the financial condition of Claxson Interactive Group Inc., our venture partner, may have on our Playboy TV-Latin America, LLC joint venture;

(15)	increases in paper or printing costs;

(16)	effects of the national consolidation of the single-copy magazine distribution system; and

(17)	uncertainty of the viability of the Internet subscription, e-commerce, advertising and gaming businesses.

Playboy Enterprises, Inc. and Subsidiaries
Condensed Statements of Consolidated Operations (Unaudited)
(In thousands, except per share amounts)

	Quarters Ended March 31,
	2003	2002
Net Revenues
Entertainment:
Domestic TV Networks	$23,441	$24,803
International TV	8,442	3,213
Worldwide Home Video	1,137	2,575
Movies & Other	183	60

Total Entertainment	33,203	30,651
Publishing:
Playboy Magazine	22,377	22,697
Other Domestic Publishing	2,941	2,695
International Publishing	1,316	1,266

Total Publishing	26,634	26,658
Online:
Subscriptions	4,057	2,021
E-Commerce	3,912	2,948
Other	1,271	1,414

Total Online	9,240	6,383
Licensing	5,204	2,455

Total net revenues	$74,281	$66,147

Net Income (Loss)
Entertainment	$7,952	$8,961
Publishing	507	(368)
Online	320	(3,588)
Licensing	3,571	827
Corporate Administration & Promotion	(2,900)	(3,583)

Operating income	9,450	2,249

Investment income	56	39
Interest expense	(3,562)	(4,472)
Amortization of deferred financing fees	(275)	(240)
Minority interest	(452)	(421)
Debt extinguishment expenses	(3,263)	--
Other, net	(72)	(88)

Income (loss) before income taxes	1,882	(2,933)
Income tax expense (1)	(1,250)	(6,454)

Net income (loss)	$632	$(9,387)

Weighted average number of
common shares outstanding
Basic	26,155	24,540

Diluted	26,159	24,540

Basic and diluted earnings per common share	$0.02	$(0.38)

(1)	2002 quarter includes a $5,816 noncash income tax charge related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

PLAYBOY ENTERPRISES, INC.
_______________________________________________________________________________________
Summary of Financial and Operating Data (in millions of dollars)

	1st Quarter Ended March 31,
EBITDA (1)	2003	2002 (2)	% Inc/(Dec)

Reconciliation to GAAP Financial Measure:
Net Income (Loss)	$0.6	$(9.4)	--
Adjusted for:
Income Tax Expense	1.3	6.5	(80.0)
Interest Expense	3.6	4.5	(20.0)
Amortization of Deferred Financing Fees	0.3	0.2	50.0
Equity in Operations of Investments	(0.1)	(0.1)	0.0
Depreciation and Amortization	12.7	13.0	(2.3)

Total EBITDA	$18.4	$14.7	25.2

Financial and Operating Data

Entertainment
Cash Investments in Programming	$12.4	$10.6	17.0
Programming Amortization	$9.5	$9.4	1.1

Units at End of Period (in millions) (3):
Playboy TV:
Satellite Direct-to-Home	19.9	18.7	6.4
Cable Digital	15.1	11.4	32.5
Cable Analog Addressable	4.8	7.7	(37.7)
Playboy TV en Espanol (4):
Satellite Direct-to-Home	7.4	--	--
Cable Digital	2.8	--	--

Movie Networks:
Satellite Direct-to-Home	39.5	36.7	7.6
Cable Digital	39.6	30.6	29.4
Cable Analog Addressable	9.4	17.7	(46.9)

International TV Households at End of Period (in millions)	33.3	30.4	9.5

Publishing
Playboy Magazine:
Circulation Revenues	$15.0	$15.2	(1.3)
Advertising Revenues	$7.3	$7.5	(2.7)
Advertising Pages	116.5	121.1	(3.8)

Online
Subscription Revenues	$4.1	$2.0	105.0
Subscribers (in thousands)	160.8	119.4	34.7

At March 31
Cash and Cash Equivalents	$27.2	$0.5	5,340.0
Short-Term Financing Obligations	$--	$20.3	(100.0)
Long-Term Financing Obligations	$115.0	$70.2	63.8
Shareholders' Equity	$88.2	$73.0	20.8

(1)

In order to fully assess our financial results, management believes that EBITDA is an appropriate measure of evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. Finally, EBITDA is used to determine compliance with some of our credit facilities. However, this measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP. The non-GAAP measure included in our press release has been reconciled to the nearest GAAP measure as is now required under new SEC rules regarding the use of non-GAAP financial measures.

(2)	Certain reclassifications have been made to conform to the current presentation.

(3)

Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple platforms (i.e. digital and analog) are available to that household.

(4)	We obtained 100% distribution rights of Playboy TV en Espanol in the U.S. Hispanic market in December 2002 in connection with the restructuring of the ownership of our international TV joint ventures.